Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 033-54847 and 333-174528 of Tiffany & Co. on Form S-8 of our report dated July 16, 2014, appearing in this Annual Report on Form 11-K of Tiffany and Company Employee Profit Sharing and Retirement Savings Plan for the year ended January 31, 2014.

/s/ CohnReznick LLP
Roseland, New Jersey
July 16, 2014